UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIRCLE STAR ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	30-0696883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7065 Confederate Park Road, Suite 102
Fort Worth, Texas 76108

(Address of principal executive offices)

CIRCLE STAR ENERGY CORP. 2011 STOCK OPTION PLAN

 (Full titles of plan)

Dorsey & Whitney LLP
1400 Wewatta, Suite 400
Denver, CO 80202

(Name and address of agent for service)

(303) 629-3400

(Telephone number, including area code, of agent for service)

Copies to:
Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
1400 Wewatta, Suite 400
Denver, CO 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer  □     Accelerated Filer  □      Non-Accelerated Filer  □    Smaller Reporting Company  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Circle Star Energy 2011 Stock Option Plan	450,000(1)	$0.56(2)	$252,000	$28.88
Common Stock, par value $0.001	1,500,000(3)	$0.56(2)	$840,000	$96.26
Common Stock, par value $0.001	1,514,500(4)	$0.56(2)	$848,120	$97.19
Common Stock, par value $0.001	900,000(5)	$0.56(2)	$504,000	$57.76
Common Stock, par value $0.001	100,000(6)	$0.56(2)	$56,000	$6.42
Common Stock, par value $0.001	750,000(7)	$0.56(2)	$420,000	$48.13
TOTAL	5,214,500	--	$2,920,120	$334.65

(1)	Represents the aggregate number of shares of common stock of the Registrant issuable upon exercise of the Stock Options.
(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on July 16, 2012, as quoted on the OTCBB.

(3)	Represents the aggregate number of shares of common stock to be issued to G. Jonathan Pina pursuant an executive employment agreement dated July 11, 2011, as amended.
(4)	Represents shares of common stock to be issued to S. Jeffrey Johnson pursuant an executive employment agreement effective October 1, 2011, as amended.
(5)	Represents shares of common stock to be issued to independent directors of the Registrant.
(6)	Represents shares of common stock to be issued to an employee of the Registrant.
(7)	Represents shares of common stock to be issued to an employee of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.      Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended, and Note 1 to Part I of Form S-8.

Item 2.       Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at 7065 Confederate Park Road, Suite 102, Fort Forth, Texas 76108 (817) 744-8502.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by us with the United States Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference:

(a)	Our Current Report on Form 8-K filed with the Commission on June 21, 2011.

(b)	Our Annual Report on Form 10-K for the year ended April 30, 2011, filed with the Commission on July 29, 2011.

(c)	Our Annual Report on Form 10-K/A for the year ended April 30, 2011, filed with the Commission on August 16, 2011.

(d)	Our Amended Current Report on Form 8-K/A filed with the Commission on September 1, 2011.

(e)	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2011, filed with the Commission on September 19, 2011.

(f)	Our Amended Quarterly Report on Form 10-Q/A for the quarter ended July 31, 2011, filed with the Commission on October 7, 2011.

(g)	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2011, filed with the Commission on December 20, 2011.

(h)	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2012, filed with the Commission on March 16, 2012.

(i)	All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since April 30, 2011.

(j)
The description of our common shares contained in our Registration Statement on Form S-1, as filed with the Commission on August 6, 2008, including any amendment or report filed for the purpose of amending such description.

In addition. All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement.  Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

None.

Item 6.      Indemnification of Directors and Officers.

Our Bylaws states that we shall indemnify any director or officer or any former director or officer, to the full extent permitted by law.

Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement.

Item 9.      Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit
4.1	Circle Star Energy Corp. 2011 Stock Option Plan
4.2	Executive Employment Agreement dated July 11, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on July 13, 2011)
4.3	Amending Agreement dated December 21, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on December 23, 2011)
4.4	Executive Employment Agreement effective October 1, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on October 14, 2011)
4.5	Amending Agreement dated February 29, 2012 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on March 6, 2012)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Silberstein Ungar, PLLC
23.3	Consent of Hein & Associates LLP
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act on 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 25, 2012.

CIRCLE STAR ENERGY CORP.

/s/ S. Jeffrey Johnson
__________________________
Name:   S. Jeffrey Johnson
Title:      Chief Executive Officer, Chairman of the Board of Directors
 (Principal Executive Officer)

/s/ G. Jonathan Pina
__________________________
Name:  G. Jonathan Pina
Title:    Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints S. Jeffrey Johnson and G. Jonathan Pina as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ S. Jeffrey Johnson S. Jeffrey Johnson	Chief Executive Officer and Chairman of the Board of Directors	July 25, 2012
/s/ G. Jonathan Pina G. Jonathan Pina	Chief Financial Officer	July 25, 2012
/s/ Morris “Sam” B. Smith Morris “Sam” B. Smith	Director	July 25, 2012
/s/ Thomas Merrill Richards Thomas Merrill Richards	Director	July 25, 2012
/s/ Elmer Reed Elmer Reed	Director	July 25, 2012

EXHIBIT INDEX

Number	Exhibit
4.1	Circle Star Energy Corp. 2011 Stock Option Plan
4.2	Executive Employment Agreement dated July 11, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on July 13, 2011)
4.3	Amending Agreement dated December 21, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on December 23, 2011)
4.4	Executive Employment Agreement effective October 1, 2011 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on October 14, 2011)
4.5	Amending Agreement dated February 29, 2012 (included as Exhibit 10.1 to the Registrant’s 8-K filed with the Commission on March 6, 2012)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.2	Consent of Silberstein Ungar, PLLC
23.3	Consent of Hein & Associates LLP
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
24.1	Power of Attorney (See Signature Pages)